                                                                    EXHIBIT 16.2


                        [LETTERHEAD OF ARTHUR ANDERSEN]



August 1, 1997


Securities and Exchange Commission
450 Fifth Street, North West
Washington, District of Columbia 20549



Gentlemen:

We have read Item 4 included in the Form 8-K/A dated July 18, 1997 of Helisys, Inc. filed with the Securities and Exchange Commission and the written responses filed on August 1, 1997 to SEC Staff Comments made by letter dated July 14, 1997 (the response), and are in agreement with the statements contained therein, except that we disclaim any opinion with regards to the Company's representation included in the response under section (d), that it has complied with the requirements for recognizing revenue under generally accepted accounting principles for all periods subsequent to July 31, 1996.






/s/ ARTHUR ANDERSEN LLP